EXHIBIT 3


                          # of Shares            Price
Date                       Purchased           Per Share*
- -----                     ------------         ---------

6/4/96                       3,000              $1.7187
6/4/96                       4,500               1.4375
6/19/96                     50,000               2.625

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*  Exclusive of brokerage commissions